Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement (No. 333-179641) on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated February 22, 2012 and March 30, 2012 relating to our audits of the consolidated financial statements of Grant Park Futures Fund Limited Partnership and the consolidated statement of financial condition of Dearborn Capital Management, L.L.C. and Subsidiaries, respectively, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference of our firm under the captions “Selected Financial Data” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

April 27, 2012